NORTH COUNTRY INVESTMENT ADVISERS, INC.

Code of Ethics

A.

General Prohibitions on Insider Trading under the 1940 Act.

Rule 17j-1(b) under the Investment Company Act of 1940 (the “Act”) makes it unlawful for any person affiliated with North Country Investment Advisers, Inc. (the “Adviser”), in connection with the purchase or sale,1 directly or indirectly, by such person of a security “held or to be acquired” by any investment company registered under the Act that is advised by the Adviser (any such “Fund”):

(1)

To employ any device, scheme or artifice to defraud the Fund;

(2)

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)

To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(4)

To engage in any manipulative practice with respect to a Fund.

A security is “held or to be acquired” by a Fund if it is a covered security2 (or an option for or exchangeable for a covered security) and within the most recent 15 days (i) the covered security has been or is being held by the Fund, or (ii) the covered security has been or is being considered by the Fund or the Adviser for purchase by the Fund.

B.

Adviser Policies To Ensure Compliance by Access Persons.

1.

It is the general policy of the Adviser that no “access person” of the Adviser3 shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j -1(b) set forth above.

1 A purchase or sale includes the writing of an option to purchase or sell.

2 A “covered security” is any security under the broad definition of Section 2(a)(36) of the Act except: (i) direct obligations of the United States, (ii) bankers’ acceptances, bank CDs, commercial paper, high quality short-term debt instruments (including repurchase agreements), and (iii) shares of open-end investment companies (except shares of any investment companies with which the Adviser has entered into an Investment Advisory Agreement either as adviser or sub-adviser).

3 An “access person” of the Adviser includes (i) each director and officer of the Adviser, (ii) each additional employee (if any) of the Adviser who, in connection with his or her regular duties, makes, participates in, or obtains information about the purchase or sale of any covered security by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any employee of any company that controls the Adviser (including its parent company, Glens Falls National Bank and Trust Company (the "Bank"), and its parent company, Arrow Financial Corporation ("Arrow")), who, in connection with his or her regular duties, makes, participates in, or obtains information about the purchase or sale of any covered security by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iv) any natural person in a control relationship to the Trust or a Fund who obtains information concerning recommendations made to the Trust or to a Fund with regard to the purchase or sale of covered securities.  The Adviser will maintain at all times a list of its “access persons” under Rule 17j-1 of the Act.

2.

In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following policies shall govern personal investment activities of access persons of the Adviser:

(a)

It is the duty of each access person to place the interests of advised Funds and the Funds’ shareholders first.

(b)

Each access person shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of the Adviser's position of trust and responsibility with respect to advised Funds and the shareholders of those Funds.

(c)

No access person shall take inappropriate advantage of his or her position with the Adviser.

(d)

No access person who is also a member of "investment personnel"4 of the Adviser shall, directly or indirectly, purchase any securities for his or her “personal benefit"5 in any “initial public offering.” 6

(e)

No access person who is also a member of investment personnel of the Adviser shall, directly or indirectly, purchase or sell for his or her personal benefit any securities purchased or sold for any Fund advised by the Adviser during the “blackout period”7 for such securities.

(f)

No access person who is also a member of investment personnel of the Adviser shall engage in any "short-term trading"8 in any individual [equity] security for his or her personal benefit.

4 “Investment personnel” of the Adviser includes all access persons of the Adviser except for those who do not, as part of their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by advised Funds or obtain information concerning such recommendations.  At a minimum, the President of the Adviser and all portfolio managers and traders will be considered “Investment Personnel” under this definition.

5 An access person shall be deemed to have engaged in a securities transaction for “personal benefit” if the securities to be sold (or purchased) in such transaction are (or would be) “beneficially owned” by such access person within the meaning of Section 16(a) under the Securities Exchange Act of 1934.  In turn, securities are “beneficially owned” by an individual under Section 16(a) if the individual enjoys the economic benefits of such securities.  Such economic benefit may be assumed if the securities are held by the individual’s (i) spouse, (ii) minor children, (iii) any relative who shares the same home, or (iv) any other person if by reason of any contract, understanding, relationship, agreement or other arrangement the individual obtains benefits from such securities substantially equivalent to ownership.

6 An  "initial public offering" means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of  Sections 13 or 15(d) of the Securities Exchange Act of 1934.

7 The “blackout period” for any security purchased or sold by a Fund shall be (i) for access persons who are not portfolio managers for such Fund, the period during which a purchase or sale order in such security is pending for such Fund, until such pending transaction is either executed (placed with a Broker/Dealer by the Fund’s Trader) or withdrawn by the Fund’s portfolio manager, or (ii) for portfolio managers for such Fund, a period of seven (7) calendar days before and after the execution of a trade for such security on behalf of such Fund.

8 “Short-term trading” shall mean any purchase and sale, or sale and purchase, entered into (ordered) within a sixty (60) calendar day period.

(g)

Each access person shall certify annually that he or she has read and understands this Code of Ethics, and has complied with the requirements of such Code of Ethics since the date of his or her last such certification or, if none such, the date such person became an access person (Exhibit D).

C.

Reporting Requirements.

In order to provide the Adviser with information to enable it to determine with reasonable assurance whether the Adviser’s policies are being observed by its access persons, effective at such time as the Adviser shall commence actual management of client assets under the terms of an Investment Advisory Agreement:

(a)

Each person becoming an access person of the Adviser shall no later than ten (10) days after becoming such an access person submit a report in the form attached hereto as Exhibit A (an “Initial Holdings Report”) to the Adviser’s Secretary showing all holdings in “covered securities” in which the person had any direct or indirect beneficial ownership as of a date no more than forty-five (45) days before the report is submitted (see Note 5 for a definition of “beneficial ownership”).  Such Initial Holding Report shall also indicate all broker/dealers and banks with which the access person held direct or indirect ownership of any securities.  Such reports need not show holdings over which such person had no direct or indirect influence or control.

(b)

Each access person of the Adviser shall submit reports each quarter in the form attached hereto as Exhibit B (a “Securities Transaction Report”) to the Adviser’s Secretary showing all transactions in “covered securities” in which the person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership.  Such reports shall be filed no later than fifteen (15) days after the end of each calendar quarter and need not show transactions over which such person had no direct or indirect influence or control or transactions effected pursuant to an automatic investment plan.

(c)

Each access person of the Adviser shall timely submit each year to the Adviser’s Secretary an annual report in the form attached hereto as Exhibit C (an “Annual Holdings Report”) showing all holdings in covered securities in which the person had any direct or indirect beneficial ownership as of a date no more than forty-five (45) days before the report is submitted.  Such report shall be filed no later than fifteen (15) days after the end of each calendar year, and need not show holdings over which such person had no direct or indirect influence or control.

D.

Preclearance Procedures.

1. All access persons who are also investment personnel of the Adviser shall obtain approval using the Preclearance Request Form (Exhibit E) which may be obtained from the Adviser’s Compliance Officer or President before acquiring, directly or indirectly, for their personal benefit (see Note 5 for a definition of “personal benefit”) any securities in any "limited offering"9 or before acquiring or selling, for their personal benefit, any other covered securities through a directed transaction that is not part of an automatic investment program.

9 "Limited offering" means an offering of securities that is exempt from registration under Section (4)(2) of the Securities Act of 1933, as amended, pursuant to Section (4)(2) or (4)(6) of that Act or Regulation D promulgated thereunder.

2. Pre-clearance of trades will be valid until the end of the next trading day following the day on which the pre-clearance approval was granted.  All requests for pre-clearance will be responded to by e-mail, thus creating a date- and time-stamp which will open the window for placing the trade.

3. Evidence of trade execution will then be provided to the NCIA Compliance Officer for comparison to the pre-clearance approval.

E.

Notice to, and Review of, Holding Reports by Access Persons.

1.

The President of the Adviser or his or her delegate shall notify each access person of the Adviser who may be required to make reports pursuant to this Code of Ethics that such person is subject to this reporting requirement and shall deliver a copy of this Code of Ethics to each such person.

2.

The President of the Adviser or his or her delegate shall review reports submitted under Section C of this Code of Ethics within fifteen (15) days of submission, however, no individual required to submit reports under Section C shall undertake the review of his or her own reports.  Such reports will be reviewed by a separate officer of the Adviser or other delegate within the same fifteen (15) day period.

3.

The Secretary of the Adviser will establish and maintain records of access persons of the Adviser who are required to make reports under Section C of this Code of Ethics and shall establish and maintain records of the President or any delegate thereof responsible for reviewing such reports.

4.

Access persons who fail to file reports on a timely basis as specified in Section C of this Code of Ethics, will be contacted directly by the President of the Advisor on the first business day following the determination of a late filing for the purpose of obtaining the necessary filing.

F.

Reports to the Board of Directors of Adviser.

1.

The President shall report to the Board of Directors of Adviser:

(a)

at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a covered security, unless the amount involved in the transaction was less than $50,000;

(b)

with respect to any transaction or holding not required to be reported to the Board by the operation of subparagraph (a) that the President nonetheless believes may evidence a violation of this Code of Ethics; and

(c)

any apparent violation by any access person of the Adviser of the transaction prohibitions of Section B(2) of this Code of Ethics or of the reporting requirements of Section C of this Code of Ethics.

           (d)

any late filings under the terms of Section C of this Code of Ethics where there are two consecutive occurrences of required quarterly or annual filings by access persons.

2.

The Board shall consider reports made to it hereunder and shall determine whether the transaction prohibitions or policies established in Section B of this Code of Ethics or the reporting requirements in Section C of the Code of Ethics have been violated, and what sanctions, if any, should be imposed.

G.

Reports to Fund's Board.

1.

The Adviser shall, not less frequently than annually, furnish the Board of Directors of each advised Fund with a written report that:

(a)

describes any issues arising under its Code of Ethics or procedures relating to such Fund since the last report to such Board of Directors, including, but not limited to, information about material violations of such Code of Ethics or procedures and sanctions imposed in response, and

(b)

certifies that the Adviser has adopted procedures reasonably necessary to prevent its access persons from violating the Adviser's Code of Ethics.

2.

The Adviser shall furnish to the Board of Directors of the Fund for its consideration and approval any material amendment to this Code of Ethics before or not later than three (3) months after the date of the Adviser’s adoption of such amendment, and absent such approval the amendment will not become or will cease to be effective.

This Code of Ethics, a copy of each Securities Transaction and Holding Report by an access person, any written report hereunder by the Secretary, and lists of all persons required to make reports shall be preserved with the Adviser’s records for the period required by Rule 17j -1.

Adopted:

January 3, 2001

Amended:

August 27, 2003

May 26, 2004

May 25, 2005

August 23, 2006

December 19, 2007

The Board of Directors

North Country Investment Advisers, Inc.